                              AMENDED AND RESTATED

                             STOCKHOLDERS' AGREEMENT

                                  by and among

                                Nicholas Anderson
                                 Anthony Caputo
                                  Philip Elkus
                                 Stephen Shulman
                            Performance Control, LLC
                           Summit Energy Ventures, LLC
                                       and
                          Power Efficiency Corporation

                              Dated: June 14, 2002

                             STOCKHOLDERS' AGREEMENT
                                TABLE OF CONTENTS

                                                                        Page

1.    CORPORATE GOVERNANCE.................................................2
   1.1.      Board of Directors............................................2
   1.2.      Initial Officers of the Company...............................5
   1.3.      Certain Actions Requiring Majority Stockholder Approval.......5

2.    TRANSFERS OF SHARES..................................................6
   2.1.      Certain Restrictions..........................................6
   2.2.      Right of First Refusal........................................7
   2.3       "Co-Sale" Rights..............................................8
   2.4.      "Tag Along" Rights............................................9
   2.5       Rights Regarding Subsequent Private Equity Financings........10
   2.6.      Legends; Shares Subject to this Agreement....................11

3.    REPRESENTATIONS AND COVENANTS.......................................12
   3.1       Representation of Stockholders...............................12
   3.2       Summit Warrant...............................................12

4.    MISCELLANEOUS.......................................................12
   4.1.      Legends on Stock Certificates................................12
   4.2.      Term.........................................................13
   4.3.      Injunctive Relief............................................13
   4.4.      Notices......................................................13
   4.5.      Successors and Assigns.......................................15
   4.6.      Company Information..........................................15
   4.7.      Governing Law................................................17
   4.8.      Headings.....................................................17
   4.9.      Entire Agreement; Amendment..................................17
   4.10.     No Waiver....................................................17
   4.11.     Undertaking..................................................17
   4.12.     Counterparts.................................................17

                             STOCKHOLDERS' AGREEMENT

                  AGREEMENT dated as of June 14, 2002 by and among Nicholas Anderson, residing at 1536 208th Street, Bayside, NY 11360 ("Nicholas"), Anthony Caputo, residing at 1155 Colonial Way, Bridgewater, NJ 08807("Anthony"), Philip Elkus, residing at 2488 Orchard Lake Road, Farmington Hills, MI 48334 ("Philip"), Stephen Shulman, residing at 5807 Fox Hollow Court, Ann Arbor, MI 48105 ("Stephen"), Performance Control, LLC, a Michigan limited liability company having an address at c/o Seyburn, Kahn, Ginn, Bess & Serlin 2000 Town Center Suite 1500, South Field, MI 48075 ("Percon"), Summit Energy Ventures, LLC, a Delaware limited liability company with offices at 423 Second Avenue, Ext. S, Metropole Building, Suite 31, Seattle, WA 98104 ("Summit"), and Power Efficiency Corporation, a Delaware corporation [with temporary offices at 4220 Varsity Drive, Suite E, Ann Arbor, MI 48108] (the "Company"). Nicholas and Anthony are sometimes collectively referred to herein as (the "Founders"), and Philip, Stephen and Percon are sometimes collectively referred to herein as (the "Percon Group"). Each of the parties hereto (other than the Company) and any other person who shall hereafter become a party to or agree to be bound by the terms of this agreement (the "Agreement") is sometimes referred to as a "Stockholder" and all of such parties are sometimes referred to as the "Stockholders."

                              W I T N E S S E T H:

         WHEREAS, the Company and Percon are parties to an Asset Agreement dated as of August 7, 2000 (the "Asset Agreement");

         WHEREAS, in connection with and in consideration of the Asset Agreement, the Company, the Founders and Percon entered into a Stockholders' Agreement dated as of August 7, 2000 (the "Prior Stockholders' Agreement");

         WHEREAS, the Company and Summit are parties to a Series A Convertible Preferred Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement");

         WHEREAS, immediately prior to the closing of the Stock Purchase Agreement there were 6,573,120 shares of the Company's common stock, $0.001 par value per share ("Common Stock") outstanding and no shares of the Company's preferred stock, $0.001 par value per share ("Preferred Stock" and, together with the Common Stock, "Company Stock") outstanding;

         WHEREAS, the Company has filed a Certificate of Designation of Series A Convertible Preferred Stock with the Secretary of State of the state of Delaware (the "Certificate of Designation") to designate two new series of preferred stock (the "Series A-1 Convertible Preferred Stock" and the "Series A-2 Convertible Preferred Stock") each with voting rights as set forth in the Certificate of Designation;

         WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the Stock Purchase Agreement;

         WHEREAS, pursuant to the Stock Purchase Agreement, Summit will be issued shares of Series A-1 Convertible Preferred Stock ;

         WHEREAS, as of the closing of the Stock Purchase Agreement, the holdings of Company Stock by the Stockholders (the shares of Common Stock and Series A-1 Convertible Preferred Stock are collectively referred to herein as the "Shares") will be as set forth in Exhibit A hereto.

         WHEREAS, pursuant to the Stock Purchase Agreement, the Company will issue to Summit a warrant to purchase the number of shares of Common or Preferred Stock which would enable them to acquire a fifty-one percent (51%) interest in the Company (the "Warrant") pursuant to the terms and conditions set forth in the Warrant.

         WHEREAS, the parties hereto deem it in their best interests and in the best interests of the Company to provide consistent and uniform management for the Company and to regulate certain of their rights in connection with their interests in the Company, and desire to enter into this Agreement in order to effectuate those purposes;

         WHEREAS, the parties hereto also desire to restrict under certain circumstances the sale, assignment, transfer, encumbrance or other disposition of the Shares, including issued and outstanding Shares as well as Company Stock which may be issued hereafter, or which may become issuable pursuant to the exercise of options or warrants hereafter granted and to provide for certain rights and obligations with respect thereto as hereinafter provided; and

         WHEREAS, this Agreement amends and restates, in its entirety, the Prior Stockholders' Agreement.

         NOW, THEREFORE, in consideration of the premises and of the covenants, terms and conditions herein contained, the parties hereto mutually agree as follows:

1.       CORPORATE GOVERNANCE

         1.1. Board of Directors.

                  (a) Number of Directors. The Company shall be governed by a Board of Directors consisting of eight (8) members. The number of members may not be increased or decreased except as provided in Section 1.3.

                  (b) Nomination and Election of Directors. The following procedures shall govern the nomination and election of directors of the Company:

                  (i) For so long as the Founders shall beneficially own at least 90% of the Shares held by them on the date hereof as referenced Exhibit A, they shall be entitled to nominate and have elected three
         (3) directors acceptable to them in their sole discretion (the "Founders Directors");

                  (ii) For so long as it shall beneficially own at least 90% of the Shares held by it on the date hereof as referenced in Exhibit A, Percon shall be entitled to nominate and have elected two (2) directors (the "Percon Directors");

                  (iii) For so long as it shall beneficially own at least 90% of the Shares held by it on the date hereof as referenced in Exhibit A, Summit shall be entitled to nominate and have elected three (3) directors (the "Summit Directors") and;

                  (iv) At least one of the Summit Directors, one of the Percon Directors and one of the Founders Directors must have generally acceptable knowledge and experience in the types of financial and operating issues that are likely to face the Company and also satisfy the definition of "independent director" as defined in NASDAQ Stock Market Rule 4200(a)(14) of the NASD Manual.

                  (c) Initial Board of Directors. The initial Board of Directors of the Company shall consist of the following eight members:

        ---------------------------------       -----------------------------
        Name of Director                        Type of Director
        ---------------------------------       -----------------------------
        ---------------------------------       -----------------------------
        Nicholas Anderson                       Founders Director
        ---------------------------------       -----------------------------
        ---------------------------------       -----------------------------
        Scott Straka                            Founders Director
        ---------------------------------       -----------------------------
        ---------------------------------       -----------------------------
        Stephen Shulman                         Percon Director
        ---------------------------------       -----------------------------
        ---------------------------------       -----------------------------
        Leonard Bellezza                        Percon Director
        ---------------------------------       -----------------------------
        ---------------------------------       -----------------------------
        Raymond J. Skiptunis                    Founders Director
        ---------------------------------       -----------------------------
        ---------------------------------       -----------------------------
        TBD                                     Summit Director
        ---------------------------------       -----------------------------
        ---------------------------------       -----------------------------
        TBD                                     Summit Director
        ---------------------------------       -----------------------------
        ---------------------------------       -----------------------------
        TBD                                     Summit Director
        ---------------------------------       -----------------------------


         (d) Removal of Directors. Except as otherwise provided in this Section 1.1(d), each holder of Shares agrees not to take any action or to cause the Company to take any action to remove, with or without cause, any director of the Company. Notwithstanding the foregoing, Percon shall at all times have the right to recommend the removal, with or without cause, of any of the Percon Directors; the Founders and the Founders Directors shall have the right to recommend the removal, with or without cause, of any Founders Director; and Summit and the Summit Directors shall at all times have the right to recommend the removal, with or without cause, of any Summit Director. If the removal of any director is recommended as provided in the immediately preceding sentence, then the Stockholders shall immediately cause a special meeting of stockholders to be held, or shall act by written consent without a meeting, for the purpose of removing such director, and each Stockholder agrees to vote all its Shares, or to execute a written consent in respect of all such Shares, for the removal of such director.

         (e) Vacancies. At any time a vacancy exists on the Board of Directors, the remaining directors (if any) representing the Stockholder whose Board seat is vacant shall have the right to designate and elect the person to fill such vacancy. If no directors representing the Stockholder remain as a result of such vacancy, the Stockholder shall have the right to designate and elect the person to fill such vacancy. To the extent required by law, (i) all directors on the Board and (ii) all holders of Shares, shall vote in favor of electing such designated director to fill the vacancy and all such persons shall take the necessary actions to amend the by-laws to reflect the provisions of this Agreement.

         (f) Covenant to Vote. Each of the Stockholders agrees to vote, in person or by proxy, all of the Shares beneficially owned by such Stockholder, at any annual or special meeting of stockholders of the Company called for the purpose of voting on the election of directors or by consensual action of stockholders without a meeting with respect to the election of directors, in favor of the election of the director(s) nominated by Percon, the Founders and Summit, as the case may be, in accordance with Section 1.1(b) hereof. Each Stockholder shall vote the Shares owned by such Stockholder and shall take all other actions necessary to ensure that the Company's Articles of Incorporation and By-Laws do not at any time conflict with the provisions of this Agreement.

         (g) Quorum. No action shall be taken at any meeting of the Board of Directors of the Company, except for the adjournment of such meeting, unless at least five (5) Directors shall be present. For purposes of a quorum, any director may be present at any meeting in person, by means of telephone or similar communications equipment by means of which each person participating in the meeting can hear and speak to each other or, to the extent permitted under applicable law, by proxy or by nominee director. No action shall be taken at any meeting of stockholders of the Company unless a majority of the Shares beneficially owned by the Founders, the Percon Group, and Summit are represented at the meeting, in person or by proxy.

         (h) Committees of the Board. The Board shall appoint such committees, including an audit committee and a compensation committee, as shall be permissible under Section 141 of the General Corporation Law of the State of Delaware and as the Board shall deem reasonable and necessary. A majority of the members of the audit committee, and at least half of the members of the compensation committee must consist of Independent Directors (as defined in Rule 4200(a)(14) of the NASD Regulations). If the Board has or creates an executive committee, the Committee shall be comprised of at least one Percon Director, one Summit Director and one Founders Director.

         (i) Special Meetings of Directors. Special meetings of the Board may be called by the President of the Company and shall be called by the President of the Company or the Secretary of the Company upon the written request of any director.

         (j) Board of Directors and Officers of Subsidiaries. The composition of the board of directors and officers of each subsidiary of the Company shall require the approval of the Percon Directors, the Founders Directors and the Summit Directors.

         (k) CEO Board Position. For so long as Stephen Shulman shall remain the Company's CEO, Percon shall nominate Stephen Shulman to fill one (1) of the director positions that Percon is entitled to nominate. If Stephen Shulman ceases to be the Company's CEO, the Stockholders agree to increase the number of Company directors from eight (8) to nine (9) members and to elect the new CEO to the newly created board position.

         1.2. Initial Officers of the Company. Each of the Stockholders agrees to cause the Board of Directors of the Company initially to appoint the following persons as officers of the Company in the following positions:

   --------------------------------       -------------------------------
           Office                                    Name
   --------------------------------       -------------------------------
   --------------------------------       -------------------------------
   President                              Stephen Shulman
   --------------------------------       -------------------------------
   --------------------------------       -------------------------------
   Chief Executive Officer                Stephen Shulman
   --------------------------------       -------------------------------
   --------------------------------       -------------------------------
   Chief Technology Officer               Nicholas Anderson
   --------------------------------       -------------------------------
   --------------------------------       -------------------------------
   Chief Financial Officer                Raymond J. Skiptunis
   --------------------------------       -------------------------------
   --------------------------------       -------------------------------
   Treasurer/Controller/Secretary         Arthur N. Smith
   --------------------------------       -------------------------------
   --------------------------------       -------------------------------
   Assistant Secretary                    Gerard S. DiFiore
   --------------------------------       -------------------------------

If any of such officers are unable to serve, or cease for any reason to be an officer of the Company, their successors shall be appointed by the Board of Directors of the Company. The parties hereto agree that the Company should enter into employment agreements with each officer mentioned above to assure the Company of such officer's services for a fixed period of time.

1.3. Certain Actions Requiring Majority Stockholder. For so long as the Percon Group, the Founders and Summit shall collectively own shares constituting at least 40% of the Common Stock then outstanding (including the Series A-1 Convertible Preferred Stock on an as converted basis) without either (A) the majority of the Founders Directors, the Summit Directors and the Percon Directors including an affirmative vote of at least one of the Percon Directors and one of the Summit Directors, or (B) the prior affirmative vote of at least 75% of the Shares then beneficially owned by the Founders, the Percon Group and Summit taken collectively (either of (A) or (B) being referred to as a "Majority Vote"), the Company shall not, and the Percon Directors, the Founders Directors and the Summit Directors shall use their respective best efforts to preclude the Company, directly or indirectly (including through any Subsidiaries (as hereinafter defined) of the Company) from taking the following actions:

         (a) amend or modify on behalf of the Company the terms, provisions or conditions of this Agreement or extend the term of this Agreement; or

         (b) alter the size of the Board of Directors except in connection with a financing that yields a total enterprise value of the Company which is not less than $8,000,000.

2.       TRANSFERS OF SHARES

         2.1. Certain Restrictions.

         (a) Notwithstanding anything to the contrary set forth herein, no Stockholder or Transferee (as hereinafter defined in Section 2.5) shall directly or indirectly sell, assign, pledge, encumber, hypothecate or otherwise dispose of including any disposition by way of a statutory merger or consolidation involving a Stockholder that is not a natural person (collectively a "Transfer") any Shares at any time, unless any such Transfer shall have been effected in accordance with the terms of this Agreement.

         (b) No Stockholder shall Transfer any Shares at any time if such action would constitute a violation of any federal or state securities or blue sky laws or a breach of the conditions to any exemption from registration of Shares under any such laws or a breach of any undertaking or agreement of such Stockholder entered into pursuant to such laws or in connection with obtaining an exemption thereunder. Summit agrees that any Shares to be received pursuant to the Stock Purchase Agreement shall bear appropriate legends restricting the sale or other transfer of such stock in accordance with applicable federal or state securities or blue sky laws, as set forth in Section 4.1 hereof.

         (c) Except as otherwise provided in this Agreement, no Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Shares nor shall any Stockholder enter into any stockholder agreements or arrangements of any kind with any person with respect to any Shares inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Stockholders or holders of Shares who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any Shares, nor shall any Stockholder act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting (if applicable) of any Shares in any manner which is inconsistent with this Agreement.

         (d) None of the restrictions contained in this Agreement with respect to Transfers of Shares, including without limitation the Right of First Refusal (Section 2.2) and Tag-Along Rights (Section 2.4), shall apply to Transfers of Shares to (i) any Affiliate of a Stockholder (an "Affiliate Transferee"); (ii) to limited partners or other investors in Summit; or (iii) to Northwest Power Management, the general partner of Summit or other funds affiliated with Northwest Power Management; or (iv) to Steven Strasser or other funds affiliated with or managed by Steven Strasser or (v) to members of a Stockholder's immediate family or his lineal descendants (a "Family Transferee"). Any such Affiliate Transferee or Family Transferee shall be considered a "Permitted Transferee" for purposes of this Agreement. Only in the event such Affiliate Transferee or Family Transferee shall become an Affiliate of the Company as a result of any permitted transfer hereunder, such Affiliate Transferee or Family Transferee shall agree in writing to be bound by the terms of this Agreement. For the purposes of this Agreement, an Affiliate shall have the same meaning as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"))

         (e) During the term of this Agreement Summit may not transfer the Warrant to any person other than (i) any Affiliate of Summit; (ii) to limited partners or other investors in Summit; or (iii) to Northwest Power Management, the general partner of Summit or other funds affiliated with Northwest Power Management; or (iv) to Steven Strasser or other funds affiliated with or managed by Steven Strasser

         2.2. Right of First Refusal.

                           (a) If at any time any Stockholder desires to
Transfer any Shares (a "Selling Stockholder") now or hereafter beneficially owned by it to any other person (other than (i) pursuant to a registered public offering under the Securities Act; (ii) a public resale under Securities Act Rule 144 effected in accordance with Section 2.2(d) hereof; or (iii) a Transfer of Shares to an Affiliate Transferee or a Family Transferee) such Selling Stockholder shall before effecting such Transfer first give each other Stockholder a written notice (a "Seller's Notice") stating the Selling Stockholder's desire to make such Transfer, the identity of the party to whom such Shares are proposed to be transferred (the "ROFR Transferee"), the number of Shares proposed to be transferred (the "Offered Shares"), the cash price (the "Offer Price") agreed upon between the Selling Stockholder and the ROFR Transferee at which the Stockholder proposes to sell the Offered Shares (it being understood and agreed that the Selling Stockholder may not Transfer, sell or otherwise dispose of Shares except for cash) and any other material terms proposed for the sale of such Offered Shares.

                           (b) Upon receipt of the Seller's Notice, a
Stockholder shall have an option for a period of 10 days from the Stockholder's receipt of the Seller's Notice from the Selling Stockholder to elect to purchase his, her or its respective pro rata share of the Offered Shares at the Offer Price and subject to the same material terms and conditions as described in the Seller's Notice. Each Stockholder may exercise such purchase option and, thereby, purchase all or any portion of his, her or its pro rata share of the Offered Shares, by notifying the Selling Stockholder and the Company in writing (the "Buyer's Notice"), before expiration of the 10 day period as to the number of such shares which he, she or it wishes to purchase. Each Stockholder's pro rata share of the Offered Shares shall be a fraction of the Offered Shares, the numerator of which shall be: 1) the number of shares of Common Stock issuable upon conversion of the Series A-1 Convertible Preferred Stock held by such Stockholder, plus 2) the number of shares of Common Stock held by such Stockholder on the date of the Seller's Notice, and the denominator of which shall be: 1) the number of shares of Common Stock issuable upon conversion of the Series A-1 Convertible Preferred Stock held by all Stockholders, plus 2) the number of shares of Common Stock held by all Stockholders on the date of the Seller's Notice. Each Stockholder shall have a right of reallotment such that, if any other Stockholder fails to exercise the right to purchase its full pro rata share of the Offered Shares, the other participating Stockholders may exercise an additional right to purchase, on a pro rata basis, the Offered Shares not previously purchased. Each Stockholder shall be entitled to apportion Offered Shares to be purchased among its partners and affiliates, provided that such Stockholder notifies the Selling Stockholder of such allocation. If a Stockholder gives the Selling Stockholder notice that it desires to purchase its pro rata share of the Offered Shares and, as the case may be, its reallotment, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefore, which shall be no later than 45 days after the Selling Stockholder's receipt of the Buyer's Notice, unless the Seller's Notice contemplated a later closing with the ROFRT Transferee(s).

                           (c) If the applicable  Seller's Notice shall
be duly given, and if any Stockholders shall not have exercised their option to purchase (or for their designee to purchase) the Offered Shares at the Offer Price within 10 days of the date Selling Stockholder gave the Seller's Notice, then, subject to the other provisions of this Agreement, the Selling Stockholder shall be free for a period of 90 days from the 10th day following the date of the last Seller's Notice to sell the Offered Shares not purchased by the Stockholders' exercise of the options described in this Section 2.2 at a price not less than 90% of the Offer Price and on terms and conditions not materially more favorable to the transferee, taken as a whole, than those set forth in the Seller's Notice. In any such sale the Transferee must agree to become a party to and be bound by the terms of this Agreement.

                           (d) All other provisions of this Section 2.2
notwithstanding, any Stockholder intending to make a public resale of Shares pursuant to Securities Act Rule 144, following satisfaction of the holding period and other requirements thereof, may do so provided:

                  (i) Seller's Notices are provided to the Stockholders as in Section 2.2(a);

                  (ii) the Stockholder's options are not exercised within 10 days;

                  (iii) the sale occurs within 100 days after the date on which the first Seller's Notice was received.

                           (e)  If the Offered Shares are not sold by the
Selling Stockholder pursuant to Section 2.2(c) or 2.2(d) above, upon the expiration of the 90 day period contemplated by Section 2.2(c) and Section 2.2(d), the Offered Shares shall again become subject to the right of first refusal provisions of this Section 2.2.

         2.3 "Co-Sale" Rights.

                           (a) If any of the Founders or Percon  intend  to
seek to sell or otherwise transfer all or a portion of their Shares to any other person or persons (other than a Permitted Transferee) and the other Stockholders have not fully exercised their right to purchase pursuant to Section 2.2 herein, the Founders or Percon (as applicable) shall first deliver to Summit a written notice (the "Co-Sale Notice") advising Summit of their intention to sell their Shares and specifying the terms and conditions on which the Founders or Percon (as applicable) propose to sell such Shares. Summit shall have the right, exercisable upon written notice to the Founders within 10 days following the receipt of the Co-Sale Notice, to participate in the sale of the Shares by any Founder or Percon (as applicable). To the extent that Summit exercises such right of participation the number of Shares which the Founder or Percon (as applicable) may sell pursuant to the Co-Sale Notice shall be correspondingly reduced. Summit may sell all or any part of that number of Shares that is not in excess of the product obtained by multiplying (i) the number of Shares identified in the Co-Sale Notice by (ii) a fraction, the numerator of which is the number of Shares at the time owned by Summit and the denominator of which is the total of the number of Shares outstanding. For the purpose of making such computation, Summit shall be deemed to own the number of Shares which are issuable upon conversion of the Series A-1 Convertible Preferred Stock held by Summit. If within 10 days of receiving the Co-Sale Notice Summit does not send notice to the Founders or Percon (as applicable) pursuant to this Section 2.3(a), then the Founders or Percon (as applicable) who sent the Co-Sale Notice shall be free to sell the number of Shares identified in the Co-Sale Notice, but only within 90 days following the expiration of the 10 day notice period, provided such sale is made on terms and conditions no more favorable to the Founder than the terms and conditions specified in the Co-Sale Notice. (b) Summit's right to participate in any sale or transfer by a Founder or Percon (as applicable) shall not pertain or apply to (a) any transfer to such Founder's or Percon's spouse, siblings, ancestors or descendents or to any partnership, trust or entity the sole owners of which are the Founder or Percon (as applicable) or his spouse, siblings, ancestors or descendents (b) any sale of Shares to the Company pursuant to the exercise by the Company of any rights of repurchase of stock under any restricted stock purchase agreement, or (any transfer or transfers that, in the aggregate, involve no more than ten per cent (10%) of the Shares held by the Founder or Percon (as applicable) provided that the transferring Founder or Percon (as applicable) shall inform Summit of such transfer prior to effecting it and if such sale is not made on the open market, the transferee agrees to be bound by the terms of this Agreement.

         2.4. "Tag Along" Rights.

                           (a) If Summit intends to seek to sell or  otherwise
transfer a Control Portion (as hereinafter defined) of their Shares to any other person or persons (other than a Permitted Transferee) Summit shall first deliver to the Percon Group and the Founders a written notice (the "Summit Tag Along Notice") advising the Percon Group and the Founders of Summit intention to sell a Control Portion of their Shares and specifying the price at which Summit proposes to sell such Shares and any other material terms proposed for the sale. Within 10 days after the date of the Summit Tag Along Notice, the Percon Group and the Founders must each deliver to Summit a written notice (the "Percon Group Tag Along Notice" and the "Founders Tag Along Notice," respectively) indicating whether the Percon Group or the Founders, as applicable, shall require Summit to have any of the Percon Group's or the Founders' Shares included in the proposed sale in the same proportion as Summit propose to sell or transfer. The Percon Group's and the Founders' determination to participate in such sale, as evidenced by the Percon Group Tag Along Notice and the Founders Tag Along Notice, shall be final and irrevocable, provided such sale is made on terms and conditions no more favorable to Summit than the terms and conditions specified in the Summit Tag Along Notice. The Percon Group's or the Founders determination not to participate in such sale, as evidenced by the Percon Group Tag Along Notice, the Founders Tag Along Notice, and/or either party's failure to timely deliver such notices, shall be final and irrevocable and the Percon Group and/or the Founders shall be deemed to have waived any right to participate in any such sale.

                           (b)  For purposes of this Section 2.4, a "Control
Portion" of the Summit Shares shall mean that number of Shares which, when effectively transferred to another person (other than an Affiliate of Summit) shall result in such person beneficially owning on a fully diluted basis a greater number of Shares than any other Stockholder and its Affiliates.

         2.5 Rights Regarding Subsequent Private Equity Financings.

                           (a) Right to Purchase. The Company shall, prior to
any issuance by the Company of its securities to third parties for cash in a private transaction, other than debt securities with no equity feature, offer to each Stockholder by written notice the right, for a period of fifteen (15) days, to purchase such Stockholder's pro rata share of such securities proposed to be issued for cash to a third party or parties (the "Offered Securities") at an amount equal to the price for which such Offered Securities are to be issued; provided, however, that the preemptive rights pursuant to this Section 2.5 shall not apply to securities issued in any of following (each an "Exempted Transaction"):

                  (i) pursuant to a split, subdivision or recapitalization of the outstanding shares of Common Stock;

                  (ii)     as a dividend;

                  (iii)    upon conversion of any of the Preferred Stock;

                  (iv)     upon exercise of the Warrant;

                  (v) upon exercise or conversion of any debenture, warrant, option or other convertible security outstanding on the date of the Closing of the Stock Purchase Agreement;

                  (vi) the issuance of the Reserved Option Shares as such term is defined in the Certificate of Designation; or

                  (vii) in a Qualified Public Offering or other public offering of securities by the Company.

                           (b)  Notice, Limitations. The Company's written
notice to the Stockholders shall describe the securities proposed to be issued by the Company and specify the number, price and payment terms. Each Stockholder may accept the Company's offer as to the full number of securities offered to it ("Allocable Share") or any lesser number, by written notice thereof given by it to the Company prior to the expiration of the aforesaid fifteen (15) day period, in which event the Company shall promptly sell and such holder shall buy, upon the terms specified, the number of securities agreed to be purchased by such holder. The Company shall be free at any time prior to ninety (90) days after date of its notice of offer to the Stockholders, to offer and sell, to any such third party or parties the Offered Securities not agreed by the Stockholders to be purchased by them, at a price and on payment terms no less favorable to the Company than those specified in such notice of offer to the Stockholders. However, if such third party sale or sales are not consummated within such ninety (90) days period, the Company shall not sell such Offered Securities as shall not have been purchased within such period without again complying with this Section 2.5. The right of purchase granted pursuant to this Section 2.5 shall expire immediately prior to (and shall not apply to) the sale of Common Stock pursuant to the Qualified Public Offering. If any Stockholder and its Affiliates fails to agree to purchase its full pro rata share of the Offered Securities, the Company shall promptly so notify each other Stockholder and each other Stockholder shall have the right to purchase such remaining Offered Securities (on a pro rata basis), by notice to the Company given within seven
(7) days after receipt of such notice from the Company.

                           (c) Pro Rata Share. For purposes of determining a
pro rata share under this Agreement, such pro rata share shall be the ratio of the number of shares of Common Stock held by each Stockholder to the number of shares of Common Stock then held by all stockholders. For this purpose all amounts shall be calculated by (i) treating all shares of Preferred Stock then held by any Stockholder as converted on the date of any notice under this
Section 2.5 into the largest whole number of shares of Common Stock into which such shares are then convertible and (ii) treating all other securities exercisable for or exchangeable into Common Stock as outstanding on the date of any such notice.

                           (d) Allocation Among Affiliates. If any Stockholder
has any Affiliates which hold Common Stock or who also hold Preferred Stock, such persons may allocate among themselves, in such manner as they may determine, their respective rights to purchase Offered Securities under this
Section 2.5.

         2.6. Legends; Shares Subject to this Agreement. Unless otherwise expressly provided herein, no Stockholder shall Transfer any Shares to any person (regardless of the manner in which such Stockholder initially acquired such Shares) nor shall the Company issue, sell or otherwise transfer any Shares to any person (all persons acquiring Shares from a Stockholder or from the Company, regardless of the method of transfer, shall be referred to collectively as "Transferees" and individually as a "Transferee") unless (i) such Shares bear legends as provided in Section 4.1 and (ii) such Transferee shall have executed and delivered to the Company, as a condition precedent to any acquisition of such Shares, an instrument in form and substance reasonably satisfactory to the Company confirming that such Transferee agrees to become a party to this Agreement and takes such Shares subject to all the terms and conditions of this Agreement; provided that the provisions of this Section 2.6 shall not apply in respect of a sale of Shares included in a registered public offering under the Securities Act and the rules and regulations promulgated thereunder. The Company shall not transfer upon their books any Shares to any person except in accordance with this Agreement.

3.       REPRESENTATIONS AND COVENANTS

         3.1 Representation of Stockholders. Each Stockholder hereby represents that such Stockholder owns, beneficially and of record, free and clear of any liens or encumbrances (or in the case of Summit, will own upon the closing of the transactions contemplated by the Stock Purchase Agreement), the number of Shares set forth beside such Stockholder's name on Exhibit A hereto. Further, each Stockholder represents that such Stockholder has full power and authority to enter into and to perform this Agreement in accordance with its terms and except for the Prior Stockholders' Agreement (if applicable), such Shareholder is not bound by any proxy or any voting agreement with respect to any Shares.

         3.2 Summit Warrant. The Founders and the Percon Group hereby represent that they have reviewed the terms and conditions set forth in the Warrant and hereby consent to the issuance of the Warrant to Summit pursuant to the Stock Purchase Agreement. Further, the Founders and the Percon Group agree to perform all acts and execute all documents, consents and instruments that may be necessary or convenient to enable Summit to exercise the Warrant pursuant to its terms.

4.       MISCELLANEOUS

         4.1. Legends on Stock Certificates. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each of the Stockholders hereby agrees that each outstanding certificate representing Shares subject to this Agreement shall bear legends reading substantially as follows:

                  (a) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION, UNDER THE SECURITIES ACT AND SUCH STATE SECURITIES OR BLUE SKY LAWS.

                  (b) THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN VOTING RESTRICTIONS, ON THE TERMS AND CONDITIONS SET FORTH IN AN STOCKHOLDERS' AGREEMENT DATED AS OF JUNE ___, 2002, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY OR FROM THE HOLDER OF THIS CERTIFICATE. NO TRANSFER OF SUCH SHARES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.

                  (c) THE HOLDER OF THIS CERTIFICATE AGREES FOR SUCH PERIOD AS THE COMPANY'S INVESTMENT BANKER SHALL REASONABLY REQUEST AND TO THE EXTENT ALSO AGREED TO BY THE FOUNDERS (AS SUCH TERM IS DEFINED IN THE SHAREHOLDERS AGREEMENT), NOT TO DIRECTLY OR INDIRECTLY OFFER, SELL (INCLUDING BY EFFECTING ANY SHORT
                  SALE), CONTRACT TO SELL, HYPOTHECATE, PLEDGE, GRANT ANY OPTION FOR THE SALE OF, ACQUIRE ANY OPTION TO DISPOSE OF, TRANSFER OR

                  OTHERWISE DISPOSE OF ANY COMMON STOCK, WITHOUT OBTAINING THE PRIOR WRITTEN CONSENT OF SUCH INVESTMENT BANKER, WHICH CONSENT MAY BE WITHHELD OR GRANTED IN SUCH INVESTMENT BANKER'S SOLE DISCRETION.

Such certificate shall bear any additional legend required by the Asset Agreement or required for compliance with state securities or blue sky laws.

         4.2. Term. This Agreement shall terminate on the date of the first to occur of the following events: (i) the closing of a Qualified Public Offering (as defined in the Company's Certificate of Designation); (ii) Bankruptcy, receivership, or dissolution of the Company; (iii) the voluntary agreement of all the parties who are then bound by the terms hereof; (iv) the acquisition of all the Shares by one of the Stockholders; (v) the full and complete exercise of all the rights under the Warrant by Summit (or its assignee) pursuant to its terms; or (vi) five years from the date of this Agreement.

         4.3. Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

         4.4. Notices. All notices, statements, instructions or other documents required to be given hereunder, shall be in writing and shall be given either by hand delivery, by overnight delivery service, by facsimile transmission or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, addressed as follows:


if to the Percon Group, to:         Performance Control, LLC
                                    c/o Seyburn, Kahn, Ginn, Bess and Serlin
                                    Attn:  Bruce Seyburn
                                    2000 Town Center
                                    Suite 1500
                                    Southfield, MI 48075

with a copy to their counsel:       Seyburn, Kahn, Ginn, Bess and Serlin
                                    2000 Town Center
                                    Suite 1500
                                    Southfield, MI 48075
if to the Founders, to:             to the addresses in the recitals of
                                    the Agreement

if to the Company:                  Power Efficiency Corporation
                                    4220 Varsity Drive, Suite E
                                    Ann Arbor, MI  48108

with a copy to their counsel:       Gerard S. DiFiore, Esq.
                                    Reed Smith LLP
                                    One Riverfront Plaza, First Floor
                                    Newark, NJ  07102

if to Summit Energy Ventures, LLC:  Summit Energy Ventures, LLC
                                    423 Second Avenue, Ext. S
                                    Metropole Building, Suite 31
                                    Seattle, WA  98104

with a copy to their counsel:       Milbank, Tweed, Hadley & McCloy, LLP
                                    630 Hansen Way
                                    Second Floor
                                    Palo Alto, CA  94304

and to the other parties at their addresses reflected in the stock records of the Company. Each Stockholder, by written notice given to the Company in accordance with this Section 4.4 may change the address to which notices, statements, instruction or other documents are to be sent to such Stockholder. All notices, statements, instructions and other documents hereunder that are (i) mailed shall be deemed to have been given on the date of mailing, (ii) sent by hand delivery or by facsimile transmission shall be deemed to have been given when received, or (iii) sent by overnight delivery service shall be deemed to have been given one business day after sent. Whenever pursuant to this Agreement any notice is required to be given by any Stockholder to any other Stockholder or Stockholders, such Stockholder may request from the Company a list of addresses of all Stockholders of the Company, which list shall be promptly furnished to such Stockholder.

         4.5. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective successors and permitted assigns. If any Transferee of any Stockholder shall acquire any Shares, or any right to acquire Shares, in any manner, whether by operation of law or otherwise, such Shares shall be held subject to all of the terms of this Agreement, and by taking and holding such Shares such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement. Subject to this Section 4.5, the Stockholders may assign their rights hereunder to any person to whom they sell or otherwise transfer Shares (including Common Stock issued upon the conversion of Series A-1 Convertible Preferred Stock)

         4.6. Company Information. The Company agrees to deliver to each Stockholder, without charge, so long as such Stockholder owns any Shares:

                           (a) Within 45 days after the end of each 0quarterly
fiscal period (except the last) in each fiscal year of the Company, a consolidated balance sheet of the Company and their consolidated Subsidiaries as of the end of such quarter, and consolidated statements of income and cash flow of the Company and their consolidated Subsidiaries for such quarter and the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods a year earlier and the figures set forth in the Company's budget for such periods and accompanied by a narrative description of such financial statements in reasonable detail prepared by the chief accounting or financial officer of the Company.

                           (b) Within 90 days after the end of each fiscal year
of the Company, a consolidated balance sheet of the Company and their consolidated Subsidiaries as of the end of such fiscal year, and consolidated statements of income, and cash flows for such fiscal year, in each case prepared in accordance with generally accepted accounting principles, setting forth in each case in comparative form the figures for the previous fiscal year and the figures set forth in the Company's budget for such fiscal year.

                           (c) Promptly after receipt of a request therefor,
any information required by or necessary for a Stockholder to comply with local, state or federal regulatory or tax filing requirements.

                           (d) Permit representatives of the Founders,
the Percon Group and Summit at reasonable times upon prior reasonable notice to visit and inspect such financial records and the premises of the Company at reasonable times on reasonable notice and to make copies of such records as such representatives deem necessary, other than documents subject to the attorney-client privilege or the attorney work product privilege, and to discuss the business, operations, assets, properties and financial and other conditions of the Company with officers and employees of the Company and with their independent accountants.

                           (e) With reasonable promptness, such other data and
information as from time to time may be reasonably requested.

         4.7. Governing Law. Regardless of the place of execution, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts made and to be performed entirely within such state.

         4.8. Headings. All headings are inserted herein for convenience only and do not form a part of this Agreement.

         4.9. Entire Agreement; Amendment. This Agreement and the other agreements referenced herein contain the entire agreement among the parties hereto with respect to the transactions contemplated herein and supersede all prior written agreements and negotiations and oral understandings, if any, and this Agreement may not be amended, supplemented or discharged except by an instrument in writing signed by all the Stockholders. Concurrently with such amendment or modification of this Agreement or as soon thereafter as is practicable the Certificate of Incorporation and By-Laws of the Company shall be amended by necessary corporate action. In the event that any Stockholder, or the Company shall be required, as a result of the enactment, amendment or modification, subsequent to the date hereof, of any applicable law or regulations, or by the order of any governmental authority, to take any action which is inconsistent with or which would constitute a violation or breach of any terms of this Agreement, then the Stockholders, and the Company shall use their best efforts to negotiate an appropriate amendment or modification of, or waiver of compliance with, such terms.

         4.10. No Waiver. No failure to exercise and no delay in exercising any right, power or privilege of a party hereunder shall operate as a waiver nor a consent to the modification of the terms hereof unless given by that party in writing.

         4.11. Undertaking. The Founders and the Company hereby agree that before completing any extraordinary corporate transaction involving the Company, the Founders and the Company will consider, and will consult with Percon Group and Summit with respect to, methods to minimize or eliminate any adverse income tax consequences to Percon Group and Summit that could arise as a result of such extraordinary corporate transaction, and the Founders and the Company will take such actions as they deem necessary or appropriate to minimize or eliminate any such adverse income tax consequences to Percon Group and Summit, so long as in the opinion of counsel to the Founders and the Company such actions will not have any adverse consequence or effect on the Founders or the Company.

         4.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax copy signatures shall be given the same effect as original signatures.

      [rest of page left blank intentionally - next page is signature page]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first written above.

PERFORMANCE CONTROL, LLC                   POWER EFFICIENCY CORPORATION

By: /s/ Philip Elkus                       By: /s/ Stephen Shulman
   -------------------------------------      ---------------------------------
   Philip Elkus, Managing Member              Stephen Shulman, President


SUMMIT ENERGY VENTURES, LLC

By: Northwest Power Management, manager

    By: /s/ Steven Strasser
        --------------------------------
        Steven Strasser, President


/s/ Anthony Caputo                         /s/ Nicholas Anderson
----------------------------------------   ------------------------------------
Anthony Caputo, Individually               Nicholas Anderson, Individually
1155 Colonial Way                          1536 208th Street
Bridgewater, NJ 08807                      Bayside, NY 08807


/s/ Philip Elkus                           /s/ Stephen Shulman
---------------------------------------    ------------------------------------
Philip Elkus, Individually                 Stephen Shulman, Individually
2488 Orchard Lake Road                     5807 Fox Hollow Court
Farmington Hill, MI 48334                  Ann Arbor, MI 48105

                                    EXHIBIT A

-------------------  -------------------  ----------------------------------
 Stockholder Name     Number of Shares       Number of Shares of Series A-1
                       of Common Stock          Convertible Preferred Stock
-------------------  -------------------  ----------------------------------
Nicholas Anderson       1,379,833                    -0-
-------------------  -------------------  ----------------------------------
  Anthony Caputo        1,361,085                    -0-
-------------------  -------------------  ----------------------------------
   Philip Elkus          [22,500]                    -0-
-------------------  -------------------  ----------------------------------
    Percon LLC         [1,004,853]                   -0-
-------------------  -------------------  ----------------------------------
 Stephen Shulman         [64,843]                    -0-
-------------------  -------------------  ----------------------------------
      Summit               -0-              2,346,233*[this equates to
                                                4,692,466 votes]
-------------------  -------------------  ----------------------------------